EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

COMARCO, Inc.

We consent to the incorporation by reference in the Registration Statements Nos. 33-42350, 33-37863, 33-44943, 33-45096, 33-50068, 33-63219, 333-1749, 333-78677, and 333-42350 on Forms S-8 of Comarco, Inc. of our report dated March 28, 2003, relating to the consolidated balance sheets of Comarco, Inc. and Subsidiaries as of January 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows, and the related schedule for each of the years in the three-year period ended January 31, 2003, which report appears in the January 31, 2003 annual report on Form 10-K of Comarco, Inc. and Subsidiaries.

KPMG LLP

Orange County, California

May 1, 2003